EXHIBIT 99.1

Vision-Sciences, Inc. Announces $6.0 Million in Revenue for the First 6 Months

$3.1 Million in Revenue for the Second Fiscal Quarter

ORANGEBURG, N.Y., Nov. 13, 2008 (GLOBE NEWSWIRE) -- Vision-Sciences, Inc., (Nasdaq:VSCI) ("Vision-Sciences") today announced results for its fiscal second quarter ended September 30, 2008 ("Q2 09") and for the six months ended September 30, 2008 ("YTD 09"). Sales for YTD 09 were $6.0 million, an increase of 7% compared to $5.6 million for the six months ended September 30, 2007 ("YTD 08"). For Q2 09, revenues were $3.1 million, similar to the fiscal quarter ended on September 30, 2007 ("Q2 08"). Loss from operations YTD 09 was $7.8 million, compared to $3.9 million, an increase of $3.9 million. Loss from operations in Q2 09 was $4.3 million, compared to $2.3 million in Q2 08, an increase of $2.1 million.

Abbreviated results, in $000's, except for per share data, for Q2 09, compared to Q2 08 and YTD 09 compared to YTD 08 are as follows:

                                 Increase/                   Increase/
                 Q2 09    Q2 08 (Decrease)  YTD 09   YTD 08 (Decrease)
               -------- ------- ---------- -------  ------- ----------
  Sales        $ 3,053  $ 3,127  $   (74)  $ 5,982  $ 5,557   $  425
  Loss from
   operations   (4,323)  (2,249)  (2,074)   (7,753)  (3,890)  (3,863)
  Net loss      (2,473)  (1,324)  (1,149)   (2,616)  (2,768)     152
  Net loss
   per diluted
   share       $ (0.07) $ (0.04) $ (0.03)  $ (0.07) $ (0.08)  $ 0.01

Sales in YTD 09 included medical sales of $4.1 million, compared to $4.4 million in YTD 08. During that period our medical scope sales increased by over $1 million due to our focus on the urology market, while our EndoSheath sales decreased by over $1.5 million, as Medtronic commenced manufacturing and distribution of EndoSheaths for the ENT (Ear-Nose-Throat) market. Medtronic stopped purchasing EndoSheaths from us in December 2007 as a result of the license and sale of assets agreement of our ENT EndoSheath product line with Medtronic.

Sales in Q2 09 included medical sales of $2.1 million, compared to $2.6 million in Q2 08. During that period our medical scope sales increased by over $0.5 million, as we have more than doubled our sales to the urology market; however, our EndoSheath sales decreased by almost $1.0 million due to commencement of manufacturing and distribution of EndoSheaths by Medtronic as described above.

The increase in loss from operations during YTD 09 and Q2 09 is mainly attributable to: (i) initial production start-up cost related to our new videoscope products; (ii) initial sales and marketing expenses related to the launching of our videoscope family of products and building our sales force; (iii) higher research and development expenses related to the further development and expansion of our videoscope family of products and our new line of fiberscopes, both of which will be released within the next year; and (iv) increased operational expenses to support the anticipated growth of our production capacity for our videoscope and fiberscope products. The loss from operations during YTD 09 and Q2 09 also includes an intangible asset impairment of $0.3 million related to the sale of the assets of our health services subsidiary, BEST DMS Inc.

Our net loss for YTD 09 was $2.6 million, or $0.07 per diluted share, compared to $2.8 million, or $0.08 per diluted share in YTD 08. Our net loss for Q2 09 was $2.5 million, or $0.07 per diluted share, compared to a net loss of $1.3 million, or $0.04 per diluted share in Q2 08. The decrease in net loss for the first six months in FY 09 arose primarily from a one-time net gain from the receipt of final payments from Medtronic of $5.0 million in connection with the 2007 sale to Medtronic of assets used in our ENT EndoSheath product line.

Ron Hadani, President and CEO, stated, "Although our Q2 09 sales were virtually flat relative to Q2 08, sales of our medical scopes increased significantly. This increase was offset by a decrease in sales of our ENT EndoSheath product due to the fact that we no longer sell ENT EndoSheaths to Medtronic. It is important to note that in this quarter we started shipments of our new ENT videoscopes to Medtronic, which we expect to become a significant growing component of our future videoscope business. We are very excited about the growth of our urology video and fiber scope product lines, the ramp up of sales of TNE scopes and our continued strong relationship with Medtronic."

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Vision-Sciences, Inc. and its subsidiaries own the registered trademarks Vision Sciences(r), Slide-On(r) and EndoSheath(r). Information about Vision Sciences' products is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, availability of parts on acceptable terms, our ability to design new products and the success of such new products, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "belief", "expects", "intends", "anticipates", "enables" or "plans" to be uncertain and forward-looking. Vision-Sciences assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT:  Vision-Sciences, Inc.
          Katherine Wolf, CFO
          845-365-0600